Form N-SAR,
Sub-Item 77I
Terms of new or amended securities

Nuveen Investment Funds, Inc.
811-05309


Additional classes of the registrants securities have been registered and have become effective on January 18, 2011, as stated in the Prospectus, containing a description of each funds Shares.

A copy of the Prospectus is contained in the Registrants
497 filing, January 18, 2011, accession number
0000950123-11-003407,
and is herein incorporated by reference
as an exhibit to the Sub-Item 77I of Form N-SAR.